Exhibit 10.30

CERTIFICATE OF DESIGNATION OF PREFERENCES,

RIGHTS AND LIMITATIONS

OF SERIES A PREFERRED STOCK, PAR VALUE $0.001 PER SHARE

OF

EWLLNESS HEALTHCARE CORPORATION

The undersigned, Chief Executive Officer of eWellness Healthcare Corporation, a Nevada corporation (the “Corporation”), based upon the unanimous written consent of the Board of Directors of the Corporation, hereby ratifies and approves to the Certificate Of Designation Of Preferences, Rights And Limitations Of Series A Preferred Stock (the “Certificate of Designation”) pursuant to the authority of the Board of Directors as required by the provisions of the Nevada Revised Statutes (“NRS”).

WHEREAS, the Corporation’s Amended and Restated Articles of Incorporation (the “Articles”) provide for Authorized Capital Stock of 420,000,000 shares consisting of: (ii) 400,000,000 shares of common stock, par value $0.001 (the “Common Stock”); and (ii) 20,000,000 shares of preferred stock, par value $0.001 per share (the “Preferred Stock”); and

WHEREAS, the Corporation’s Articles provide that the Board of Directors is authorized at any time, and from time to time, to provide the for the issuance of shares of Preferred Stock in one or more series, and to determine the designations, preferences, limitations and relative or other rights of the Preferred Stock or any series thereof; and

WHEREAS, the Board of Directors of the Corporation has determined that it is in the best interests of the Corporation and its stockholders to authorized shares of a new series of preferred stock as set forth below (the “Series A Voting Preferred Stock” or “Series A Preferred Stock”) according to the terms of and as set forth in the Certificate Of Designation Of Preferences, Rights And Limitations Of Series A Preferred Stock, as follows:

NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors does hereby provide for the issuance of one million (1,000,000) shares of a newly authorized Series A Voting Preferred Stock and does hereby fix and determine the rights, preferences, restrictions and other matters relating to such Series A Preferred Stock as follows:

1. Amount; Designation; Sub-Series. The designation of this series, the authorized amount of which consists of one million (1,000,000) shares of Series A Preferred Voting Stock with a par value of $0.001 per share (the “Series A Preferred Stock”).

2. Rank. The Series A Preferred Stock shall rank senior to the Corporation’s common stock, par value $0.001 (the “Common Stock”) but junior to any class or series of the Corporation’s preferred stock hereafter created or its presently authorized and issued shares of Series A Convertible Preferred Stock.

3. Voting Rights. Except as otherwise provided herein or by law and in addition to any right to vote as a separate class as provided by law, the holder of the Series A Preferred Stock shall have full voting rights and powers on all matters subject to a vote by the holders of the Corporation’s Common Stock and shall be entitled to notice of any shareholders meeting in accordance with the Bylaws of the Corporation, and shall be entitled to vote, with respect to any question upon which holders of Common Stock or holders of any other class or series of voting capital stock having the right to vote, including, without limitation, the right to vote for the election of directors, voting together with the holders of Common Stock or holders of any other class or series of voting capital stock having the right to vote, as one class. For so long as Series A Preferred Stock is issued and outstanding, the holders of Series A Preferred Stock shall vote together as a single class with the holders of the Corporation’s Common Stock and the holders of any other class or series of shares entitled to vote with the Common Stock (collectively, the “Voting Capital Stock”), with the holders of Series A Preferred Stock being entitled to fifty-one percent (51%) of the total votes on all such matters regardless of the actual number of shares of Series A Preferred Stock then outstanding, and the holders of Voting Capital Stock and any other shares entitled to vote being entitled to their proportional share of the remaining 49% of the total votes based on their respective voting power.

4. Dividends. Unless otherwise declared from time to time by the Board of Directors, out of funds legally available thereof, the holders of shares of the outstanding shares of Series A Preferred Stock shall not be entitled to receive dividends.

5. No Preemptive or Conversion Rights. Holders of Series A Preferred Stock shall not be entitled, as a matter of right, to subscribe for, purchase or receive any part of any stock of the Corporation of any class whatsoever, or of securities convertible into or exchangeable for any stock of any class whatsoever, whether now or hereafter authorized and whether issued for cash or other consideration or by way of dividend by virtue of the Series A Preferred Stock nor shall the shares of Series A Preferred Stock be convertible into shares of the Corporation’s Common Stock.

6. Liquidation Rights. The holder or holders of the Series A Preferred Stock shall not be entitled to receive any distributions in the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary.

7. Other Rights and Limitations of Series A Preferred Stock.

A. The holders of Series A Preferred Stock (“Holders”), in addition to the Voting Rights set forth in Section 3 above, shall: (i) have limited conversion rights (the “Limited Conversion Rights”) to convert the shares of Series A Preferred Stock into forty (40) shares of the Corporation’s common stock, par value $0.001 (the “Common Stock” or Conversion Shares”), commencing on a date twenty-four (24) months from the initial date of issuance (the “Issuance Date”) subject to the Holder continuing to serve as an officer, director or key employee of the Corporation for twenty-four (24) months after the Issuance Date. If the Holder shall cease serving as an officer, director or key employee of the Corporation prior to the expiration of twenty-four (24) months after the Issuance Date, other than as a result of the death or permanent disability of the Holder, the shares of Series A Preferred Stock shall be deemed not fully-vested and the Holder’s Limited Conversion Rights shall be convertible into Conversion Shares based upon 1/24th of Holder’s total number of shares of Series A Preferred Stock for each month of service to the Corporation and all other rights, including Voting Rights and Conversion Rights shall cease and be deemed null and void.

B. With respect to shares of Series A Preferred Stock issued in the name of a Holder who ceases serving as an officer, director or key employee of the Corporation as a result of the death or permanent disability of such Holder, such Holder’s shares of Series A Voting Preferred Stock that the shares of Series A Voting Preferred Stock shall not be transferred or assigned by any Holder other than upon the death of a Holder and any such transfer shall occur by devise, descent, or by operation of law to one or more immediate family members of such Holder or to a trust or family conservatorship established for the benefit of such immediate family members (each a “Beneficiary”), provided that the Beneficiary agrees in writing to be bound by the terms and conditions of the Certificate of Designation.

C. The shares of Series A Voting Preferred Stock transferred to a Beneficiary shall cease to have Voting Rights set forth in Section 3 above but, notwithstanding the foregoing, for a period of twelve (12) months after the subject shares shall have been transferred to the Beneficiary, the Beneficiary shall have the right to convert the shares of Series A Voting Preferred Stock into forty (40) Conversion Shares; and

8. Loss, Theft, Destruction of Certificates. Upon the Corporation’s receipt of evidence of the loss, theft, destruction or mutilation of a certificate representing shares of Series A Preferred Stock (in form reasonable satisfactory to the Corporation) and, in the case of any such loss, theft or destruction, upon receipt of indemnity or security reasonably satisfactory to the Corporation, or, in the case of mutilation, upon surrender and cancellation of the mutilated certificate, the Corporation shall make, issue and deliver, in lieu of such lost, stolen, destroyed or mutilated certificate representing shares of Series A Preferred Stock, a new certificate representing shares of Series A Preferred Stock of like tenor.

9. Who Deemed Absolute Owner. The Corporation may deem the Holder(s) in whose name shares of Series A Preferred Stock is registered upon the Corporation’s books to be, and may treat it as, the absolute owner of such shares of Series A Preferred Stock for all purposes, and the Corporation shall not be affected or bound by any notice to the contrary.

10. Transfer Restrictions; Legend. The shares of Series A Preferred Stock being issued to the Holders are not transferable other than pursuant to Sections 7.B. and 7.C. above.

11. Stock-Transfer Register. The Corporation shall keep at its principal office an original or copy of a register in which it shall provide for the registration of the Series A Preferred Stock. Upon any transfer of the Series A Preferred Stock in accordance with the provisions hereof, the Corporation shall register such transfer on its stock-transfer register.

12. Amendments. The Corporation may amend this Certificate of Designation only with the approving vote of holders of a majority of the then-outstanding shares of Series A Preferred Stock.

13. Headings. The headings of the sections, subsections and paragraphs of this Certificate of Designation are inserted for the convenience of the reader only and shall not affect the interpretation of the terms and provisions of this Certificate of Designation.

14. Severability. If any provision of this Certificate of Designation, or the application thereof to any person or any circumstance, is invalid or unenforceable, (i) a suitable and equitable provision shall be substituted therefore in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision, and (ii) the remainder of this Certificate of Designation and the application of such provision to other persons, entities or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

15. Governing Law. The terms of this Certificate of Designation shall be governed by the laws of the State of Nevada, without regard to its conflicts-of-law principles.

In Witness Whereof, eWELLNESS HEALTHCARE CORPORATION has caused this Certificate of Designation to be duly executed in its corporate name on this 18th day of June 2019.